Oramed Pharmaceuticals Partners with ETI Karle Clinical to Conduct
Phase 2B Trials on Its Oral Insulin Capsule, ORMD 0801

ORMD 0801 to be tested on Type 2 Diabetic Volunteers

JERUSALEM, Israel - September 9, 2008 - Oramed Pharmaceuticals, Inc. (OTCBB: ORMP.OB; www.oramed.com), a developer of oral delivery systems, announced today the signing of an agreement with ETI Karle Clinical Pvt. Ltd. (www.etiklinical.com), a clinical research organization (CRO) located in India, to conduct Phase 2B clinical trials on its oral insulin capsules.

The study is intended to evaluate the safety, tolerability and efficacy of ORMD 0801, Oramed’s oral insulin capsule, on diabetic type 2 patients.

It is anticipated that the Phase 2B study will be conducted over several months starting in the first quarter of 2009, with approximately 60 subjects participating in the trial.

“Oramed has been able to demonstrate that ORMD 0801 has a good safety profile and effective on a small group of diabetes patients. This trial is intended to affirm that ORMD 0801 will perform to our expectation on a large group of type 2 diabetes patients,” said Nadav Kidron, CEO of Oramed.

ETI Karle Clinical Pvt. Ltd is a Pan-Asian CRO, headquartered in Bangalore with a network of 60 clinical trial sites across all therapeutic areas, with access to 2 million patients, and 120 researchers.

About Oramed Pharmaceuticals
Oramed Pharmaceuticals is a technology pioneer in the field of oral delivery solutions for drugs and vaccines presently delivered via injection. Oramed is seeking to revolutionize the treatment of diabetes through its patented flagship product, an orally ingestible insulin capsule currently in phase 2 clinical trials. Established in 2006, Oramed’s technology is based on over 25 years of research by top research scientists at Jerusalem’s Hadassah Medical Center. The Company’s corporate and R&D headquarters are based in Jerusalem.
For more information, please visit www.oramed.com

Forward-looking statements
Some of the statements contained in this press release are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for our product candidates; competition from other pharmaceutical or biotechnology companies; and the company’s ability to obtain additional funding required to conduct its research, development and commercialization activities. Please refer to the company’s filings with the Securities and Exchange Commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such forward looking statements. The company undertakes no obligation to update or revise any forward-looking statements.

Company and Investor Relation Contacts:
Oramed Pharmaceuticals
Eric Rosenberg
Cell: + 972-54-566-7713
Office: + 972-2-566-0001
Email: eric@oramed.com

Media Contacts:
Ruder Finn Israel for Oramed
Matthew Krieger
Cell: + 972-54-467-6950
Office: + 972-2-589-2003
Email: matthew@oramed.com

ETI’s Contacts:
Dr. M.V. Nagendran,
COO, ETI Karle Clinical Pvt. Ltd.
No. 72, Industrial Suburb,
Ward No. 10,
Near Ullas Theatre,
!st Block, Rajaji Nagar,
BANGALORE- 560 022, India
Cell: +91 9845010682
Office: +91 80 23371585
Email: nagendran@karlegroup.com